SECOND AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of the last date on the signature block, to the Transfer Agent Servicing Agreement, dated as of January 8, 2018, as amended June 25, 2018 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware statutory trust (the “Trust”), on behalf of its series listed on Exhibit A hereto, as may be amended from time to time (each a “Fund” and collectively the “Funds”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Exhibit A of the Agreement to add the CrossingBridge Ultra-Short Duration Fund and the CrossingBridge Responsible Credit Fund and to remove the CrossingBridge Long/Short Credit Fund; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written agreement executed by both parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ John P. Buckel	By: /s/ Anita Zagrodnik
Printed Name: John P. Buckel	Printed Name: Anita Zagrodnik
Title: President	Title: Senior Vice President
Date: 6/29/21	Date: 6/29/21

Exhibit A
to the
Transfer Agent Servicing Agreement – Trust for Professional Managers

Fund Names

Name of Series

CrossingBridge Low Duration High Yield Fund
CrossingBridge Ultra-Short Debt Fund
CrossingBridge Strategic Income Fund